EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2018, relating to the financial statements and financial statement schedules of California Water Service Group, and the effectiveness of California Water Service Group’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of California Water Service Group for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
December 14, 2018